424B3 PROSPECTUS SUPPLEMENT DATED March 28, 2011 TO PROSPECTUS DATED January 25, 2011.
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170917
GREENHAVEN CONTINUOUS COMMODITY INDEX FUND
SUPPLEMENT DATED MARCH 28, 2011 TO
PROSPECTUS DATED JANUARY 25, 2011
This Supplement updates certain performance information contained in the Prospectus dated January 25, 2011 (the “Prospectus”) of GreenHaven Continuous Commodity Index Fund (the “Fund”) and GreenHaven Continuous Commodity Index Master Fund (the “Master Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.
Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus. This Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is an inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS
OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

GreenHaven Commodity Services LLC
Managing Owner

The Performance Table located on page 11 through 12 of the Prospectus is hereby deleted and replaced, in its entirety, with the following:

Date	Month	NAV	Rate of Return
1/23/2008	Inception	$30.00	—
1/31/2008	January	$31.65	5.50%
2/29/2008	February	$35.41	11.88%
3/31/2008	March	$32.46	-8.33%
4/30/2008	April	$33.49	3.17%
5/31/2008	May	$33.77	0.84%
6/30/2008	June	$36.83	9.06%
7/31/2008	July	$33.71	-8.47%
8/31/2008	August	$31.65	-6.11%
9/30/2008	September	$27.74	-12.35%
10/31/2008	October	$22.68	-18.24%
11/28/2008	November	$22.03	-2.87%
12/31/2008	December	$21.92	-0.50%
2008	Total Performance		-26.93%

Date	Month	NAV	Rate of Return
1/30/2009	January	$21.80	-0.55%
2/27/2009	February	$20.87	-4.27%
3/31/2009	March	$21.73	4.12%
4/30/2009	April	$21.69	-0.18%
5/29/2009	May	$24.21	11.62%
6/30/2009	June	$22.73	-6.11%
7/31/2009	July	$23.44	3.12%
8/30/2009	August	$23.19	-1.07%
9/30/2009	September	$23.89	3.02%
10/30/2009	October	$24.94	4.40%
11/30/2009	November	$26.09	4.61%
12/31/2009	December	$26.22	0.50%
2009	Total Performance		19.62%
1/31/2010	January	$25.09	-4.31%
2/28/2010	February	$25.67	2.31%
3/31/2010	March	$25.07	-2.34%
4/30/2010	April	$25.76	2.75%
5/31/2010	May	$24.50	-4.89%
6/30/2010	June	$24.92	1.71%
7/30/2010	July	$26.42	6.02%
8/31/2010	August	$26.21	-0.79%
9/30/2010	September	$28.14	7.36%
10/29/2010	October	$29.76	5.76%
11/30/2010	November	$29.67	-0.30%
12/31/2010	December	$32.88	10.82%
	YTD Performance a/o 12/31/2010		25.40%

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